Exhibit 5.1

Zug	Dr. Ralph Malacrida	Yasmine Sabeti	Stefan Bachmann	Claudia Peter	Lugano	Konsulenten
Michael Trippel	Eric Stupp	Philippe A. Huber	Dr. Till Spillmann	Roman Huber	Dr. Felix R. Ehrat	Dr. Thomas Bär
Thomas Stoltz°	Michele Bernasconi	Thomas Rohde	Tamer Dürr	Laura Widmer	Paolo Bottini*	Dr. Robert Karrer
Philippe Strub	Dr. Daniel U. Lehmann*°°	Sten E. D. Rasmussen	Dr. Luca Jagmetti	Delphine Pannatier	Dr. Cesare Jermini	Dr. Hans-Ulrich Freimüller
Othmar Aeschi°	Dr. Markus Wang	Barbara Lautenschlager	Phyllis Scholl	Céline P. Schmidt	Massimo Vanotti	Dr. Peter J. Kienast
Dr. Andreas Sidler°	Tina Wüstemann	Salvatore Iacangelo	Corina Gilbert-Jucker		Andrea Gamba	Dr. Marc Blessing
Patrik Odermatt	Dr. Andreas J. Bär	Dr. Michael G. Noth	Dr. Daniel Leu	Genf	Dr. Gilles Benedick	Dr. Robert E. Züllig
	Matthew T. Reiter	Urs Kägi	Dr. Charlotte Wieser	Christophe Buchwalder	Nicola Bernardoni	Prof. Dr. Marc Amstutz
Zürich	Roland Truffer	Ariane Riedi Wirth	Paula Alonso	Dr. Cédric Chapuis	Andrea Visani	Stephanie Comtesse
Dr. Christian Steinmann	Dr. Corrado Rampini	Dr. Rashid Bahar	Dr. Manuel Arroyo	Saverio Lembo
Dr. Nedim Peter Vogt	Dr. Dieter Dubs°°	Andrea B. Bolliger*	Andrea C. Widmer	Anne Valérie Julen Berthod
Dr. Felix R. Ehrat	Dr. Thomas U. Reutter	Dr. Mariel Hoch Classen	Katalyn Billy	Ludivine Boisard
Prof. Dr. Rolf Watter	Dr. Mani Reinert	Astrid Gilli	Barbara Messmer	Rita Karam
Daniel Hochstrasser	Dr. Christoph Neeracher	Lukas Roesler	Tina Balzli	Dr. Andrew M. Garbarski
Peter Reinarz*	Dr. René Schwab	Michael Barrot	Nicola Bernardoni	Marie-Christine Balzan
Dr. Andreas Länzlinger	Flavia I. Bieri Bürge	Andrea Boog	Dr. Christoph O. Schmid*
Urs Brügger	Dr. Peter Hsu	Nadja Jaisli	Nina Probst

*	Eidg. Dipl. Steuerexperte
°	Notar / Notarin
°°	nicht als Rechtsanwalt / Rechtsanwältin zugelassen

Foster Wheeler AG c/o Foster Wheeler Inc. Perryville Corporate Park Clinton, New Jersey 08809-4000 USA Zug, 9 February 2009

Foster Wheeler AG

Ladies and Gentlemen

We have acted as special Swiss legal counsel to Foster Wheeler AG (the “Company”), a stock corporation (Aktiengesellschaft) organized under Swiss law with its registered office in Zug in connection with the re-domestication of the parent company of the Foster Wheeler group of companies pursuant to a scheme of arrangement (the “Scheme”) under Section 99 of the Companies Act 1981 of Bermuda sanctioned by the Supreme Court of Bermuda on 30 January 2009.

This opinion is being rendered at the request of the Company in connection with the post-effective amendment no. 1 to the Registration Statement on Form S-8 (file no. 333-129815) filed with the U.S. Securities and Exchange Commission on 9 February 2009 (the “Post-Effective Amendment”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, of the reoffer of an aggregate of 2,347 registered shares in the Company, each share having a par value of CHF 3 (the “Shares”) issued on 9 February 2009 to Peter J. Ganz.

Bär & Karrer	Zug	Zürich	Genf	Lugano	www.baerkarrer.ch
Rechtsanwälte	Bär & Karrer AG	Bär & Karrer SA	Bär & Karrer SA	Bär & Karrer AG
	Baarerstrasse 8	Brandschenkestrasse 90	12, quai de la Poste	Via Vegezzi 6
	CH-6301 Zug	CH-8027 Zürich	CH-1211 Genève 11	CH-6901 Lugano
	Tel. +41 (0)58 261 59 00	Tel. +41 (0)58 261 50 00	Tel. +41 (0)58 261 57 00	Tel. +41 (0)58 261 58 00
	Fax +41 (0)58 261 59 01	Fax +41 (0)58 261 50 01	Fax +41 (0)58 261 57 01	Fax +41 (0)58 261 58 01	Eingetragen im
	zug@baerkarrer.ch	zuerich@baerkarrer.ch	geneve@baerkarrer.ch	lugano@baerkarrer.ch	kantonalen Anwaltsregister

126,382,580 registered shares of the Company, each with a par value of CHF 3, (the “New Shares”) were subscribed by Foster Wheeler Ltd., Bermuda (“FW Bermuda”) acting on behalf of its shareholders in connection with and under the Scheme.

I            Documents

In arriving at the opinion below, we have exclusively relied on the following documents:

a)          an extract from the Commercial Register of the Canton of Zug in respect of the Company, certified by such Commercial Register to be up-to-date as of 9 February 2009 (the “Excerpt”);

b)         a copy of the articles of association of the Company dated 9 February 2009 certified by the Commercial Register of Zug as of 9 February 2009 to correspond to the latest version deposited with such Commercial Register;

c)          a pdf copy of the contribution in kind agreement entered into between FW Bermuda, acting on behalf of its shareholders and the Company (the “Agreement”) regarding the contribution in kind by FW Bermuda of 1,000 shares of FW Bermuda (the “Contribution”), to the Company in return for the New Shares;

d)         a pdf copy of the extract from the minutes of the meeting of the board of directors held on 28 January 2009 regarding the Agreement (the “Board Resolution”);

e)          a copy of the public deed regarding the resolutions of the extraordinary shareholders’ meeting of the Company dated 9 February 2009 resolving to increase the share capital of the Company by CHF 379,147,740 consisting of 126,382,580 shares of the Company with a nominal value of CHF 3 each;

f)          a copy of the public deed regarding the resolution of the board of directors of the Company dated 9 February 2009 regarding the share capital increase by CHF 379,147,740 consisting of 126,382,580 shares of the Company with a nominal value of CHF 3 each (i.e. the New Shares); and

g)         a pdf copy of an affidavit signed by Christian Luthi dated 6 February 2009 confirming that the Scheme became effective under Bermuda law.

II          Assumptions

In rendering this opinion, we have assumed:

a)          that all documents submitted to us as copies are complete and conform to their originals and such originals are authentic;

b)         that all signatures on such documents are genuine;

c)          that the information contained in the documents referred to in section I above and the Scheme was true when made and still is true and correct as of the date of this opinion letter and that no amendments have been made to any of these documents;

d)         the correctness of all factual representations and factual information given in connection with the Agreement, the Scheme and any other documents submitted to us (other than those facts to which this opinion letter expressly relates);

e)          each party to the Agreement (other than the Company) is a company or legal entity duly organized, validly existing and, if applicable, in good standing under all laws applicable to each of them;

f)          each party to the Agreement (other than the Company) has the capacity, power and authority to execute and perform the Agreement;

g)         the Agreement has been duly authorized and validly signed, executed and delivered by and to each of the parties thereto (other than by the Company);

h)         that the board meeting held on 28 January 2009, during which the Board Resolution was adopted, was duly convened;

i)           that there is no provision of the law of any jurisdiction, other than Switzerland, which would have any implications in relation to the opinions expressed herein;

j)           none of the parties to the Agreement (other than the Company) has passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party, and that no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to any of the parties or any of their assets or revenues;

k)          that the Scheme is effective under Bermuda law and the obligations of the parties to the Scheme are legal, valid, binding and enforceable under the laws of Bermuda and that all pre-conditions according to clause 27 of the Scheme and article 6 of the Agreement are fulfilled;

l)           that in connection with and under the Scheme the Company became the legal owner of the Contribution, free and clear of any and all rights of third parties and that FW Bermuda is under no obligation to issue any other shares to any other party than the 1,000 shares issued to the Company in accordance with the Scheme;

m)         that the fair market value of the Contribution (i.e. the 1,000 shares of FW Bermuda) as of 9 February 2009 at least equals the total issue price payable for the New Shares;

n)         that all existing common shares of FW Bermuda have been cancelled by operation of law as at the Transaction Time (as defined in the Scheme);

o)         that immediately following the cancellation of the existing common shares of FW Bermuda 1,000 new common shares of FW Bermuda were issued to the Company; and

p)         that upon the issue of the 1,000 new shares to the Company, FW Bermuda became a wholly owned subsidiary of the Company.

III         Opinion

Based on the foregoing assumptions and subject to the qualifications set out under section IV below, we are of the opinion that:

a)          the Company is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland with a share capital of CHF 379,247,742 divided into 126,415,914 registered shares with a nominal value of CHF 3 each and, according to the relevant Excerpt, the Company is not in bankruptcy; and

b)         the 2,347 Shares are validly issued, fully paid-in and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

IV         Qualifications

The opinions expressed herein are limited to questions arising under the laws of Switzerland. We express no opinion as to the laws of any other jurisdiction. Further the opinions expressed herein are subject to the effect of Swiss laws on forced debt collection and insolvency and of Swiss laws and rules of civil procedure, as applied to creditors and debtors and claimants and defendants generally. Other qualifications to which this opinion is subject are as follows:

a)          our opinion is solely based on the documents mentioned in section I above and on the assumptions mentioned in section II above.

b)         except as expressly otherwise stated elsewhere in this opinion letter, no opinion is expressed as to the accuracy of the representations and warranties set out in any documents mentioned in Section I;

c)          in making references to the terms of agreements or other documents, no opinion is expressed as to whether and to what extent these are sufficiently specified or leave room for interpretation which may, as the case may be, become a matter of the discretion of the courts or an arbitral tribunal;

d)         no opinion is given on the correctness, accuracy or suitability of the valuation of the Contribution (i.e. the 1,000 shares of FW Bermuda) which was contributed to the Company;

e)          no opinion is rendered as to any matters relating to taxation; and

f)          in this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion letter may, therefore, only be relied upon under the expressed condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment and to the references to us under the heading “Legal Matters” contained in the prospectus forming a part of the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended and we express no opinion herein as to whether the Post Effective Amendment is accurate, true, correct, complete and not misleading.

This opinion letter is rendered solely to the persons to whom it is addressed and for the purpose of the transaction herein referred to. It may not be used, circulated, quoted, referred to or relied upon by any person other than the persons to whom it is addressed nor for any other purpose without our prior written consent in each instance.

This opinion is strictly limited to the matters stated in it and does not apply by implications to other matters. We do not assume any obligation to inform you of any facts or circumstances occurring or coming to our attention subsequently to the date of this letter and which might have an impact on any matters addressed in our opinions given herein.

Yours sincerely,

Bär & Karrer AG

Michael Trippel